Exhibit 10.3

INDEMNIFICATION AGREEMENT

Agreement dated as of November 30, 2011, between Bitzio, Inc., a corporation existing under the laws of Nevada (the “Company,”), and Bruce Weatherell (Bruce Weatherell, together with his heirs, executors, personal and legal representatives, referred to collectively as the “Indemnitee”).

WHEREAS, the Company desires to attract and retain highly qualified individuals, such as the Indemnitee, to serve the Company;

WHEREAS, the Company and the Indemnitee recognize the significant risk of personal liability for Personnel (as defined herein) which arises from corporate litigation practices;

WHEREAS, the Company and the Indemnitee further recognize that liability insurance for the Company’s Personnel, when available, is often available only at significant expense and provides for coverage of limited scope and that competent and experienced persons are often unable or unwilling to serve as Personnel unless they are protected by comprehensive liability insurance and indemnification;

WHEREAS, the Indemnitee is willing to continue to serve the Company, subject to certain conditions, including execution and delivery of this Agreement by the Company in order that the Indemnitee be furnished the indemnity provided for herein;

WHEREAS, the Company’s articles as amended (“Articles”) and By-Laws do not prohibit or restrict contracts between the Company and its Personnel with respect to indemnification of such Personnel; and

WHEREAS, in view of such considerations, the Company desires to provide, independent from the indemnification to which the Indemnitee is otherwise entitled by law and under the Company’s Articles and By-Laws, indemnification to the Indemnitee and the Expense Advances (as defined herein), all as set forth in this Agreement to the maximum extent permitted by law;

NOW, THEREFORE, to induce the Indemnitee to continue to serve the Company and in consideration of these premises and the mutual agreements set forth in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Indemnitee hereby agree as follows:

1.

Definitions.

For the purposes of this Agreement,

(a)

 “Claim” means any threatened, pending, continuing or completed action, suit, proceeding, investigation (civil, criminal, regulatory, administrative, arbitral or other), arbitration or alternative dispute resolution mechanism, or any hearing, inquiry or investigation, whether conducted by the Company or any other party, which the Indemnitee believes in good faith might lead to the institution of any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation, whether civil, criminal, administrative, investigative or any other type whatsoever, with respect to an Indemnifiable Event.

(b)

“Expenses” means all reasonable costs, charges, expenses and liabilities of any type or nature whatsoever (including, without limitation, all reasonable attorneys’ fees, retainers and related

Page | 1

Bitzio Indemnification Agreement:  17-8-11

disbursements and other out-of-pocket costs, judgments, awards, fines, penalties and amounts paid in settlements) paid or incurred by or imposed upon the Indemnitee in the investigation, defence, settlement or appeal of, or otherwise in connection with, a Claim (including, without limitation, being a witness) or in establishing or enforcing a right to indemnification under this Agreement, the Company’s Articles or By-Laws, applicable provisions of the Nevada Corporations Code or otherwise, and any federal, provincial, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.  Expenses shall also include a per diem for each day spent by the Indemnitee in dealing with, responding to or assisting the Company with the resolution of any Claim relating to the Indemnitee together with any reasonable out-pocket-costs incurred by the Indemnitee in that regard.  The per diem shall be in an amount equal to the greater of $1,000 per day or the per diem amount payable to directors for directors’ meetings, as set by the Board of Directors and in place at the time the Expense is incurred.

(c)

“Expense Advance” means a payment to the Indemnitee of Expenses in advance of the settlement of or final judgment or award on any Claim.

(d)

“Indemnifiable Event” means any event or occurrence related to the fact that the Indemnitee is, or was, a Personnel or by reason of anything done or not done, or allegedly done or not done, by the Indemnitee in the Indemnitee’s capacity as a Personnel.

(e)

“Independent Legal Counsel” shall be such person or firm selected by the Indemnitee and approved by the Company (which approval shall not be unreasonably withheld) which has not otherwise performed material services for the Company or the Indemnitee within the prior three years (other than in connection with such matters). The Independent Legal Counsel shall, among other things, render its written opinion to the Company and the Indemnitee as to whether and to what extent the Indemnitee is permitted to be indemnified and receive Expense Advances. The Company agrees to pay the fees and expenses of the Independent Legal Counsel relating to its engagement pursuant to this Agreement.

(f)

 “Personnel” means any person who (i) is or was a director, officer, employee, contractor, trustee or other Personnel or fiduciary of the Company; (ii) is or was serving at the request, for the convenience, or to represent the interests, of the Company or a Company employee benefit plan, its participants or its beneficiaries, as a director, officer, employee, contractor, trustee or other Personnel or fiduciary of another corporation, limited liability company, partnership, joint venture, trust or other entity (including, without limitation, any employee benefit plan); or (iii) was a director, officer, employee, contractor, trustee or other Personnel or fiduciary of a corporation, limited liability company, partnership, joint venture, trust or other entity which was a predecessor of the Company, or was a director, officer, employee, contractor, trustee or other Personnel or fiduciary of any other such entity at the request of such predecessor. The use of the term “Personnel” shall not be construed to alter the legal relationship between a Personnel, as defined herein, and the Company.

Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

2.

Agreement to Serve.  The Indemnitee agrees to continue to serve the Company as a director, at its will (or under separate agreement, if such agreement exists), in the capacity in which the Indemnitee currently serves as such Personnel, or such other capacity as the Indemnitee is appointed or elected to from time to time, so long as the Indemnitee is duly appointed or elected and qualified in accordance with the Articles and By-Laws of the Company, or until such time as the Indemnitee tenders the Indemnitee’s resignation in writing; provided, however, that nothing contained in this Agreement is intended to create any right to continued service by the Indemnitee.

Page | 2

Bitzio Indemnification Agreement:  17-8-11

3.

Basic Indemnification. Subject to the terms of this Agreement:

(a)

Claims Other than Derivative Claims on Behalf of and in Favour of the Company.  Subject to subsection 3(b), as to all Claims other than derivative Claims on behalf of and in favor of the Company, the Company shall indemnify the Indemnitee against all Expenses.

(b)

Derivative Claims on Behalf of and in Favour of the Company.  As to all derivative Claims on behalf of and in favor of the Company, the Company shall indemnify the Indemnitee against all Expenses, provided that no indemnification shall be made as to such derivative Claim to the extent that the Indemnitee has been finally adjudged to be liable to the Company in connection with such Claim or any claim, issue or matter therein, unless and only to the extent that the court in which the Claim was brought shall determine that, despite the adjudication of liability but in view of all the circumstances, the Indemnitee is fairly and reasonably entitled to indemnity for such Expenses which such court shall deem proper.

(c)

Standard of Conduct Required for Entitlement to Basic Indemnification.  The Indemnitee shall be entitled to indemnification under Sections 3(a) and (b) above if the Indemnitee (i) acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interests of the other entity for which the Indemnitee acted as Personnel at the Company’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnitee had reasonable grounds for believing that the Indemnitee’s conduct was lawful and, in the case of Section 3(b), subject to the exclusion set forth therein. The termination of any Claim by judgment, award, order, settlement (whether with or without court approval), conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that (i) the Indemnitee did not act honestly and in good faith with a view to the best interests of the Company or, as applicable, such other entity, (ii) the Indemnitee did not have reasonable grounds to believe that the Indemnitee’s conduct was lawful or (iii) a court determined that indemnification is not permitted by applicable law or pursuant to Section 3(b). In addition, neither the failure of any Independent Legal Counsel to have made a determination as to whether the Indemnitee has met the standard of conduct set forth in this Section 3(c) or had any particular belief, nor an actual determination by any Independent Legal Counsel that the Indemnitee has not met such standard of conduct or did not have such belief, shall be a defence to the Indemnitee’s right to indemnification or create a presumption that the Indemnitee did not meet any particular standard of conduct or did not have any particular belief. If the Indemnitee acted honestly and in good faith with a view to the best interests of the participants and beneficiaries of an employee benefit plan, the Indemnitee shall be deemed to have acted with a view to the best interests of the Company.

(d)

Success on the Merits.  To the extent that the Indemnitee has been successful on the merits or otherwise (including, without limitation, dismissal or withdrawal of a Claim with or without prejudice) in defence of any Claim or in defence of any claim, issue or matter therein, the Company shall indemnify the Indemnitee against Expenses in connection therewith.

(e)

Proceedings Initiated by the Indemnitee.  Except as provided in Section 16 of this Agreement, notwithstanding anything to the contrary in Sections 3 and 4, the Company shall not be obligated to indemnify the Indemnitee in connection with a proceeding (or part thereof) initiated by the Indemnitee (i) against the Company or a Subsidiary or other entity of which the Indemnitee acts as a director or officer or in a similar capacity at the request of the Corporation or (ii) unless such proceeding (or part thereof) was authorized in advance, or consented to, by the Company’s Board of Directors.

(f)

Gross-up.  Should any payment made pursuant to this Agreement, including the payment of insurance premiums or any payment made by an insurer under an insurance policy, be deemed to constitute a taxable benefit or otherwise be or become subject to any tax or levy, then the Company shall

Page | 3

Bitzio Indemnification Agreement:  17-8-11

pay any amount as may be necessary to ensure that the amount received by or on behalf of the Indemnitee, after the payment of or withholding for such tax, fully reimburses the Indemnitee for the actual cost, expense or liability incurred by or on behalf of the Indemnitee.

(g)

Limitation. Notwithstanding any other provisions of this Agreement, the obligations of the Company to indemnify the Indemnitee under this Section 3 will not apply to the extent that the Indemnitee has received payments in respect of the Indemnifiable Event pursuant to an entitlement to indemnification or reimbursement pursuant to directors’ and officers’ liability insurance arranged by the Company.

4.

Additional Indemnification. The Company further agrees to indemnify the Indemnitee in connection with any Claim and to make Expense Advances to the Indemnitee, in each case to the fullest extent as may be provided for under the Company’s Articles, By-Laws, any vote of the shareholders or disinterested directors and/or applicable law notwithstanding that any such indemnification or Expense Advance is not specifically authorized by the other provisions of this Agreement. It is the intent of the parties hereto that (i) in the event of any change, after the date of this Agreement, in any applicable law which expands the right of a corporation organized under the laws of Nevada to indemnify or make Expense Advances to a Personnel to a greater degree than would be afforded currently under the Company’s Articles, By-Laws, any vote of the shareholders or disinterested directors, applicable law and this Agreement, the Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change, and (ii) this Agreement be interpreted and enforced so as to provide indemnification and Expense Advances under such circumstances as set forth in this Agreement, if any, in which the providing of indemnification or Expense Advances would otherwise be discretionary.  Without limiting the generality of the foregoing, the Company shall use its best efforts to obtain any approval required under the Nevada Corporations Code or otherwise (including court approval) in respect of any indemnification required, or contemplated, to be made under this Agreement.

5.

Exclusions.  Any other provision of this Agreement to the contrary notwithstanding, the Company shall not be obligated to indemnify or provide Expense Advances to the Indemnitee:

(a)

to the extent any such indemnification or Expense Advance would be unlawful or contrary to public policy, making it unenforceable in the stated opinion of the Securities and Exchange Commission pursuant to the United States Securities Act of 1933; or

(b)

to the extent that the Indemnitee actually received from any other source (including an insurer) amounts otherwise payable hereunder;

provided that notwithstanding the foregoing provisions of this Section 5, the Indemnitee shall be entitled under Section 6 to receive Expense Advances with respect to any Claim unless and until a court having jurisdiction over such Claim shall have made a final determination (as to which all rights of appeal therefrom shall have been exhausted or lapsed) that the Indemnitee is prohibited from receiving indemnification with respect thereto.

6.

Expense Advances.  Within five business days of receipt by the Company of a notice (the “Notice of Expense Advances”), substantially in the form attached hereto as Exhibit 1, by or on behalf of the Indemnitee, the Company shall make Expense Advances to the Indemnitee.  Any amounts advanced pursuant to the Notice of Expense Advances shall be unsecured and shall bear no interest.  The Indemnitee shall repay to the Company, upon demand, Expenses Advances (a) if and to the extent that it is determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification hereunder, and (b) subject to any right of counterclaim or set off in favour of the Indemnitee.

Page | 4

Bitzio Indemnification Agreement:  17-8-11

7.

Non-Exclusivity; Continuation.  The indemnification and Expense Advances pursuant to this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under the Company’s Articles or By-Laws, any vote of the Company’s shareholders or disinterested directors, any other agreement, any law or otherwise, both as to actions in the Indemnitee’s official capacity and as to actions in another capacity while a Personnel. All agreements and obligations of the Company contained in this Agreement shall continue as to the Indemnitee while the Indemnitee is a Personnel and after the Indemnitee has ceased to be a Personnel.

8.

Partial Indemnification.  If the Indemnitee is entitled under any provision of this Agreement or otherwise to indemnification or Expense Advances by the Company for a portion, but not all, of any Expenses incurred by the Indemnitee, the Company shall indemnify or provide Expense Advances to the Indemnitee (as the case may be) for the portion thereof to which the Indemnitee is entitled.

9.

Contribution.  If indemnification is unavailable by reason of a court decision described in Section 11(d) based on grounds other than that set forth in Section 5(a), then in respect of any Claim in which the Company is jointly liable with the Indemnitee (or would be if joined in such Claim), the Company shall contribute to the amount of the Indemnitee’s Expenses in such proportion as is appropriate to reflect (i) the relative benefits received by the Company and by the Indemnitee, respectively, from the transaction from which such Claim arose, and (ii) the relative fault of the Company and of the Indemnitee in connection with the events which resulted in such Claim and/or Expenses, as well as any other relevant equitable considerations. The relative fault of the Company and of the Indemnitee shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Claim and/or Expenses. The Company agrees that it would not be just and equitable if contribution pursuant to this Section 10 were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

10.

Insurance.  The Company confirms that it has not purchased directors’ and officers’ liability insurance.  If and when it does purchase such insurance, as approved by the Board of Directors covering its directors and officers, the Company shall promptly notify the Indemnitee if the insurer cancels or refuses to renew such coverage (or any part of such insurance), and the Company shall not do any act or thing (including changing insurers), or fail to do any act or thing, that could cause or result in a denial of insurance coverage or of any claim under such insurance.

11.

Procedures.

(a)

Notice. Promptly after receipt by the Indemnitee of notice of the commencement, or the threat of commencement, of any Claim, the Indemnitee shall, if the Indemnitee believes that indemnification or Expense Advances with respect thereto may be sought from the Company by the Indemnitee pursuant to this Agreement, notify the Company of the commencement or threat of commencement thereof; the Indemnitee’s notice to the Company may, but need not, be substantially in the form attached hereto as Exhibit 2. Any failure of the Indemnitee to provide such notice to the Company shall not, however, relieve the Company of any liability which it may have to the Indemnitee unless and to the extent such failure causes a material adverse impact upon the interests of the Company. If, at the time it receives such notice from the Indemnitee, the Company has directors’ and officers’ liability insurance in effect, the Company shall give prompt notice of the commencement, or the threat of commencement, of such Claim to the insurers in accordance with the procedures set forth in the respective applicable insurance policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Claim in respect of indemnifiable Expenses in accordance with the terms of such policies; provided, that

Page | 5

Bitzio Indemnification Agreement:  17-8-11

no such payments by such insurers shall relieve the Company of any liability or obligation which it may have to the Indemnitee, except as and to the extent expressly provided under this Agreement.

(b)

Assumption of Defence.  If the Company shall be obligated to pay Expenses arising in connection with any Claim against the Indemnitee, the Company shall be entitled to assume the defence of such Claim, with counsel reasonably satisfactory to the Indemnitee, upon the delivery to the Indemnitee of notice of its election to do so. After delivery of such notice, satisfaction with such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees and expenses of counsel subsequently incurred by the Indemnitee with respect to the same Claim, provided that (i) the Indemnitee shall have the right to employ the Indemnitee’s own counsel in connection with any Claim at the Indemnitee’s expense; (ii) if (A) the employment of counsel by the Indemnitee shall have been previously authorized by the Company, or (B) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of such defence, and the Indemnitee shall have employed counsel to assume the defence of such Claim, in each such case the fees and expenses of the Indemnitee’s counsel shall be paid by the Company; and (iii) the Company shall not settle any Claim in any manner which would impose any penalty, limitation or unindemnified Expense on the Indemnitee, or which would reasonably be expected to result in a material loss or diminishment of the Indemnitee’s reputation, without the Indemnitee’s consent (which consent shall not be unreasonably withheld) or delayed and further provided that the Company shall not be responsible for the fees or expenses of more than one legal firm acting on behalf of the Indemnitee in any single jurisdiction.  The Company shall not be liable for any settlement of any Claim effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

(c)

Determination of Entitlement to Indemnification.  In the event of any demand by the Indemnitee for indemnification under this Agreement or otherwise, the Board of Directors of the Company shall promptly designate Independent Legal Counsel. The Independent Legal Counsel shall determine that indemnification is proper if it finds that the Indemnitee has met the required standard of conduct set forth in Section 3(c) and that indemnification is not prohibited pursuant to Section 5. The determination of the Independent Legal Counsel shall be rendered in the form of a written legal opinion. Subject to Sections 12(d) and 13, any indemnification under Sections 3 and 4 (unless ordered by a court or pursuant to Section 3(d)) shall be made by the Company only as authorized in the specific case and upon the determination of the Independent Legal Counsel that the Indemnitee is entitled to indemnification in the circumstances because the Indemnitee has met the standard of conduct set forth in Section 3(c) and that indemnification is not prohibited pursuant to Section 5. The Indemnitee’s demand for indemnification shall create a presumption that the Indemnitee is entitled to indemnification and the Independent Legal Counsel shall have 30 days from the date of receipt of the Indemnitee’s demand in which to render in writing and deliver to the Indemnitee its determination. If the Independent Legal Counsel makes no timely determination, the Independent Legal Counsel shall be deemed to have determined that the Indemnitee is entitled to the indemnification demanded.

12.

Binding Effect; Successors and Assigns. This Agreement shall bind and inure to the benefit of the successors, heirs, executors, personal and legal representatives and permitted assigns of the parties hereto, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all, substantially all or a substantial part of the business or assets of the Company. The Company shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part of the business or assets of the Company, by written agreement in form and substance reasonably satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Page | 6

Bitzio Indemnification Agreement:  17-8-11

13.

Assignment. Subject to the requirements of Section 13 hereof, this Agreement may be assigned by the Company to any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part of the business or assets of the Company.  This Agreement may not be assigned by the Indemnitee.

14.

Expenses and Expense Advances to Enforce the Agreement. It is the intent of the Company that the Indemnitee shall not be required to incur any Expenses arising from any effort to enforce the Indemnitee’s rights under this Agreement because incurring such Expenses would substantially detract from the benefits intended to be extended to the Indemnitee hereunder. Accordingly, if it should appear to the Indemnitee that the Company has failed to comply with any of its obligations under this Agreement or if the Company or any other person or entity (other than a court of competent jurisdiction in a final determination, as to which all rights of appeal therefrom shall have been exhausted or shall have lapsed) takes any action to declare this Agreement or any provision hereof void or unenforceable, or institutes any action, suit or proceeding designed (or having the effect of being designed) to deny or recover from the Indemnitee the benefits intended to be provided to the Indemnitee hereunder, the Company hereby irrevocably authorizes the Indemnitee from time to time to retain counsel of the Indemnitee’s choice to represent the Indemnitee in connection with the enforcement of the Indemnitee’s rights under this Agreement. If the Indemnitee is successful in whole or in part in enforcing the Indemnitee’s rights under this Agreement, the Company shall pay and be solely responsible for any and all reasonable and documented costs and liabilities (including, without limitation, all attorneys’ fees and related disbursements and other out-of-pocket costs) incurred by the Indemnitee in connection therewith.

15.

Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) when delivered by hand; or (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date. Addresses for notice to either party shall be as shown on the signature page of this Agreement or as subsequently modified by the addressee by such written notice.

16.

Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or unpaired thereby, (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and (iii) to the fullest extent possible, any such provision held to be invalid, illegal or unenforceable shall be reformed so as to be valid, legal and enforceable and to give effect to the intent manifested by such provision.

17.

Modifications, Amendments, and Waivers. No modification or amendment of this Agreement, or waiver of any of the provisions hereof, shall be binding unless executed in writing by both of the parties hereto, in the case of a modification or amendment, or by the waiving party, in the case of a waiver. No waiver of any such provision shall be deemed to constitute a waiver of such provision on any other occasion or a waiver of any other provision.

18.

Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the non-exclusive jurisdiction of a court of competent jurisdiction in the State of Nevada for any purpose in connection with any action or proceeding which arises out of or relates to this Agreement, and the parties hereto hereby attorn and submit to such non-exclusive jurisdiction.

Page | 7

Bitzio Indemnification Agreement:  17-8-11

19.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the federal laws applicable therein.

20.

Subrogation. In the event of payment by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who agrees, at the sole expense of the Company, to execute all papers reasonably required and to do all other acts and things that may be reasonably necessary on the part of the Indemnitee to secure such rights, including the execution of documents necessary or desirable to enable the Company to bring suit to enforce such rights.

21.

Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof.

22.

Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which (including any counterpart received by facsimile transmission) shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Bitzio, Inc.

By:	/s/ Gordon C. McDougall	/s/ Bruce Weatherell
Name:	Gordon C. McDougall	Bruce Weatherell
Title:	Chief Executive Officer
Address: 548 Market Street Suite 18224 San Francisco, CA, 94104		Address: 2272 Steenburg Lake North Rd. Coe Hill, Ontario, K0L 1P0 Canada

Page | 8

Bitzio Indemnification Agreement:  17-8-11

Exhibit 1

NOTICE OF EXPENSE ADVANCES

1.

This Notice of Expense Advances is submitted pursuant to the Indemnification Agreement dated as of November 30, 2011, between Bitzio, Inc., a corporation existing under the laws of Nevada (the “Company”), and the undersigned (the “Agreement”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement.

2.

I am requesting certain Expense Advances in connection with a Claim.

3.

I hereby undertake to repay such Expense Advances if it shall ultimately be determined that I am not entitled to be indemnified by the Company therefor under the Agreement or otherwise.

4.

The Expense Advances are, in general, all related to:

Signed:
Dated:

Page | 1

Bitzio Indemnification Agreement:  17-8-11

Exhibit 2

NOTICE AND DEMAND FOR INDEMNIFICATION

1.

This Notice and Demand for Indemnification is submitted pursuant to the Indemnification Agreement dated as of November 30, 2011, between Bitzio, Inc., a corporation existing under the laws of Nevada (the “Company”), and the undersigned (the “Agreement”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement.

2.

I am notifying the Company as to the following Claim:

 .

3.

I am requesting indemnification and Expense Advances with respect to such Claim to the full extent provided for in the Agreement or to which I may otherwise be entitled.

Signed:
Dated:

Page | 1

Bitzio Indemnification Agreement:  17-8-11